UKRAINIAN
                                 STATE BUILDING
                                   CORPORATION
                   252030, 7 M. Kotsyubinski Str. Kiev UKRAINE
                           tel. 225-6095, fax 225-2294

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translation
Reg. Num. 19/02-01-1165
     dated December 12, 1996                             to: EUROTECH, LTD.



      According to our protocol [memorandum] of intent of the working meeting which took place at the Chernobyl NPP on November 18, 1996, Corporation UKRSTROJ on November 10, 1996 signed an agreement reg. num. 04-ok/96 with Industrial Amalgamation Chernobyl NPP on conducting the works immediately at the site of the NPP to master the EKOR application technology and to determine the specific requirements on the method of EKOR application to containment of the reactor num. 4

      The specific scope and types of the works and the required quantity of the materials will be determined after the [pilot] site is made available by ChNPP.

      Please sign the attached agreement with your firm and start the works on its implementation.

      A copy of the agreement with Chernobyl NPP dated December 10, 1996 reg. num. 04-ok/96 is attached.

     President                 [signed]                  Y.K. Pelykh.